EXHIBIT 10.11

Notes:

NOTES PAYABLE- RELATED PARTY

     The Company had a construction bridge loan and note payable in the amount of $150,000 due to a related party. The note required a balloon payment of principal and interest at a rate of 12% due on July 23, 2004. The note was collateralized by land and 150,000 shares of the Company's common stock. Interest expense in 2004 was $5,209. The Company paid back $123,000 in February and March 2004, and reclassified the remaining $27,000 to another individual who assumed the note payable, which was subsequently paid off. At December 31, 2004 this balance was paid off.

DUE TO OFFICER

                  The Company had outstanding at December 31, 2005, of $5,135 to an officer/stockholder for expenses advanced on behalf of the Company. There were no specific repayment terms.

PROVISION FOR INCOME TAXES

     Deferred income taxes will be determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company's assets and liabilities. Deferred income taxes will be measured based on the tax rates expected to be in effect when the temporary differences are included in the Company's consolidated tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

     At December 31, 2005 and 2004, deferred tax assets approximated the following:

                                                     2005          2004
                                                 -----------    ------------

                  Deferred tax asset            $ 2,975,000     $1,148,100
                  Less:  valuation allowance     (2,975,000)    (1,148,100)
                                                 -----------    ------------
                                                $       -0-     $       -0-

     At December 31, 2005 and 2004, the Company had deficits accumulated approximating $9,917,572 and $3,827,000 respectively, available to offset future taxable income through 2023. The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.